Exhibit 10.44

SECURITY DEPOSIT PLEDGE AGREEMENT

This Security Deposit Pledge Agreement (this “Agreement”) is made and entered into as of the 30th day of December, 2005, by and between Dendreon Corporation, a Delaware corporation with its principal place of business at 3005 1st Avenue, Seattle, WA, 92121, (“Debtor”), General Electric Capital Corporation, a Delaware corporation, with an office at 83 Wooster Heights Road, Fifth Floor, Danbury, CT 06810 (“Secured Party”) and Webster Bank National Association, a national banking association with an office at 80 Elm Street, New Haven, Connecticut 06510 (“Holder”).

In consideration of, and as an inducement for Secured Party to lend funds to Debtor under the Master Security Agreement, dated as of December 30, 2005, and Collateral Schedule No. 001 and the associated Promissory Note thereunder (the “Master Security Agreement and Collateral Schedule No. 001 and associated Promissory Note thereto being referred to as the “Soft Cost Loan”), and to secure the payment and performance of all of Debtor’s obligations under the Soft Cost Loan, Debtor hereby deposits and pledges with Holder, a participant in the Soft Cost Loan, the sum of Four Million and 00/100 Dollars ($4,000,000.00) (such sum, as it may be increased or reduced from time to time under the terms of this Agreement, referred to as the “Collateral”, and together with the “Collateral” defined under a separate Security Deposit Pledge Agreement between Debtor and Secured Party dated December 30, 2005, referred to as the “Combined Collateral”), such pledge to be upon the terms and conditions set forth below:

1. Debtor delivers the Collateral to Holder to secure Debtor’s performance of its obligations under the Soft Cost Loan, including, but not limited to, the timely payment of the Periodic Installments.

2. The Collateral deposited with Holder shall accrue interest at 2.00% simple interest per annum from the commencement date of the Soft Cost Loan through the date such Collateral is returned to Debtor in connection with Section 5 hereof. Holder may commingle the Collateral with its other funds.

3. Upon any default by Debtor under the Soft Cost Loan, interest accrual on the Collateral shall cease and Secured Party or Holder may, at its option (subject to the terms of any participation agreement between Secured Party and Holder), apply the Collateral towards the satisfaction of Debtor’s obligations under the Soft Cost Loan and the payment of all costs and expenses incurred by Secured Party and Holder as a result of such default, including but not limited to, costs of repossessing equipment and attorneys’ fees. Such application shall not excuse the performance at the time and in the manner prescribed of any obligation of Debtor or cure a default of Debtor. Upon the application by Secured Party or Holder of any amount of the Collateral pursuant to the terms of this paragraph, Debtor shall be obligated to immediately pay to Holder an amount sufficient to cause the Collateral to equal the amount first set forth above and in accordance with Section 5 herein.

4. Secured Party or Holder shall have no duty to first commence an action against or seek recourse from Debtor, in the event of a default under the Soft Cost Loan, before enforcing the provisions of, and proceedings under the provisions of this Agreement. The obligations of Debtor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released or discharged or in any way affected by:

(a)	any amendment or modification of or supplement to the Soft Cost Loan;

(b)	any exercise or non-exercise of any right, remedy or privilege under or in respect to this Agreement, the Soft Cost Loan, or any other instrument provided for in the Soft Cost Loan, or any waiver, consent, explanation, indulgence or actions or inaction with respect to any such instrument; or

(c)	any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding of Debtor.

5. Commencing on July 1, 2006 and continuing every six months thereafter until the Soft Cost Loan is paid in full, and so long as Debtor is not in default under the Soft Cost Loan or under any other material financial obligation, Holder agrees to refund to Debtor 57.14% of the amount by which the Combined Collateral exceeds the sum of (a) the outstanding principal balance under the Soft Cost Loan plus (b) the accrued but unpaid interest on such Soft Cost Loan. In the event the Food and Drug Administration (“FDA”) has approved the marketing and use of Debtor’s drug, Provenge, Holder agrees to refund the remaining Collateral (less any portion of same cashed, sold, assigned or delivered pursuant to and under the conditions specified in paragraph 3 hereof) plus accrued interest to Debtor within five (5) business days from Holder’s receipt and acceptance of such documented approval. Debtor shall supply Holder with documented proof of the FDA approval acceptable to Holder in its sole discretion. Nothing in this Section shall be deemed to require Secured Party to refund to Debtor any amount greater than the amount of the Collateral on the date of such scheduled refund.

6. Upon the termination of the Soft Cost Loan and the satisfaction of all of the obligations of Debtor thereunder, Holder shall deliver to Debtor the Collateral (less any portion of same cashed, sold, assigned or delivered pursuant to and under the conditions specified in paragraph 3 hereof), and this Agreement shall thereupon be without further effect.

7. Holder may, with the consent of Secured Party (to the extent required under any applicable participation agreement) and without the consent of Debtor, assign this Agreement. Debtor agrees that if Debtor receives written notice of an assignment from Holder that is consented to by Secured Party, Debtor will pay all amounts due hereunder to such assignee or as instructed by Holder. Debtor also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee.

8. Debtor hereby agrees that Secured Party shall not be liable or obligated to perform any of Holder’s obligations hereunder and Debtor shall look solely to Holder for such obligations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SECURED PARTY:		DEBTOR:

General Electric Capital Corporation		Dendreon Corporation

By:	/s/ John Edel	By:	/s/ Michelle Burris
Name:	John Edel	Name:	Michelle Burris
Title:	Sr. Vice President	Title:	Sr. Vice President, Chief Financial Officer

Webster Bank, National Association

By:	/s/ Peter R. Hicks
Name:	Peter R. Hicks
Title:	Vice President

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